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                                                                       EXHIBIT 4

                           TERMS OF PREFERRED SHARES

                  THE WENDT-BRISTOL HEALTH SERVICES CORPORATION
        TERMS OF SERIES 1 CUMULATIVE DIVIDEND CONVERTIBLE PREFERRED STOCK


     Resolved, that pursuant to the authority vested in the board of directors of The Wendt-Bristol Health Services Corporation by its Certificate of Incorporation, as amended, the board of directors hereby assigns the attributes of previously authorized preferred stock, a series of preferred stock designated as Series 1 Cumulative Dividend Convertible Preferred Stock ("Series"), consisting of 500,000 shares, $1 par value each, with a stated value of $20.00 per share, of which the preferences and other special rights and the qualifications, limitations, or restrictions on such preferences and rights shall be as follows:

                                    DIVIDENDS

     The holders of record of shares of this Series shall be entitled to receive, when and as declared by the board of directors out of funds legally available therefor, cash dividends at the rate of $1.20 per share per annum, payable quarterly on such dates as may from time to time be determined by the board of di rectors, in preference to and in priority over dividends upon the Common Stock of the Corporation and all other shares of Preferred Stock of the Corporation that are by their terms expressly made junior as to dividends to this Series. The holders of shares of this Series shall not be entitled to any dividends other than the cash dividends provided for in this Section. No dividends shall be declared or paid on the Common Stock of the Corporation during any period when the Corporation has failed to pay a quarter-annual dividend on this Series for any preceding quarter.

                                   LIQUIDATION

     In the event of a liquidation, dissolution, or winding up of the Corporation, the holders of shares of this Series shall be entitled to receive out of the assets of the Corporation an amount equal to $20 per share, plus any accrued and unpaid dividends thereon to the date fixed for distribution, in preference to and in priority over any such distribution upon the Common Stock of the Corporation and all other shares of Preferred Stock of the Corporation that are by their terms expressly made junior as to liquidation preferences to this Series. If the assets of the Corporation are not sufficient to pay such amounts in full to the holders of this Series and all other Series of Preferred Stock of the Corporation ranking equally as to liquidation preferences with the shares of this Series, the holders of this Series and of all such other Series shall share ratably in any such distribution of assets in accordance with the amounts that would be payable on such distribution if the amounts to which the holders of this and all such other Series are entitled were paid in full.

                                   REDEMPTION

     This Series may be redeemed, in whole or in part, at the option of the Corporation by resolution of its board of directors, at any time and from time to time, at the redemption price per share of $24 plus any accrued and unpaid dividends thereon to the date fixed for redemption.

     In the event that less than the entire number of the shares of this Series outstanding is at any one time redeemed by the Corporation, the shares to be redeemed shall be selected by lot in a manner determined by the board of directors of the Corporation.

     Not less than thirty nor more than sixty days prior to the date fixed for any redemption of this Series or any part thereof, a notice specifying the time and place of such redemption shall be given by first-



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class mail, postage prepaid, to the holders of record of the shares of this
Series selected for redemption at their respective addresses as the same shall appear on the books of the Corporation, but no failure to mail such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for redemption. Any notice that was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the holder receives the notice.

     After the giving of any notice of voluntary redemption and prior to the close of business on the date fixed for such redemption, the holders of shares of this Series called for redemption may convert such stock into Common Stock of the Corporation in accordance with the conversion privileges set forth below in "Conversion Privilege and Price." After the date fixed for the redemption of shares of this Series by the Corporation, the holders of shares selected for redemption shall cease to be stockholders with respect to such shares and shall have no interest in or claims against the Corporation by virtue thereof and shall have no other rights with respect to such shares, except the right to receive the moneys payable upon such redemption from the Corporation, without interest thereon, upon surrender (and endorsement, if required by the Corporation) of their certificates, and the shares represented thereby shall no longer be deemed to be outstanding. The Corporation may, at its option, at any time after a notice of redemption has been given, deposit the redemption price for all shares of this Series designated for redemption and not yet redeemed, plus any accrued and unpaid dividends thereon to the date fixed for redemption, with the transfer agent or agents for this Series, as a trust fund for the benefit of the holders of the shares of this Series designated for redemption.

     From and after the making of such deposit, the holders of the shares designated for redemption shall cease to be stockholders with respect to such shares and shall have no interest in or claim against the Corporation by virtue thereof and shall have no other rights with respect to such shares, except the right to receive from such trust fund the moneys payable upon such redemption, without interest thereon, upon surrender (and endorsement, if required by the Corporation) of their certificates, and the shares represented thereby shall no longer be deemed to be outstanding. Such deposit shall not impair the right of conversion provided for herein. Any moneys deposited by the Corporation pursuant to this Section for the redemption of shares thereafter converted into Common Stock shall be returned to the Corporation forthwith upon their conversion, and any balance of such moneys remaining unclaimed at the end of the five years commencing on the date fixed for redemption shall be repaid to the Corporation upon its request expressed in a resolution of its board of directors, subject to applicable escheat laws.

                                   NON-VOTING

     Except as otherwise expressly provided below or as required by Law, this Series shall be non-voting.

                        CHANGES IN PREFERRED STOCK TERMS

     The Corporation may, by resolution of its board of directors or as otherwise permitted by law, from time to time alter or change the preferences, rights, or powers of this Series. However, no such alteration or change shall be made that adversely affects the preferences, rights, or powers of the shares of all outstanding Series of Preferred Stock of the Corporation without the affirmative vote or the written consent as provided by law of the holders of at least two thirds of the outstanding shares of all Series of Preferred Stock, voting as a single class. No alteration or change shall be made that adversely affects the preferences, rights, or powers of this but not all outstanding Series of Preferred Stock of the Corporation, without the affirmative vote or written consent as provided by law of the holders of at least two thirds of the



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outstanding shares of this and any other Series so affected by such alteration or change, voting as a single class. The holders of this Series shall not be entitled to participate in any such class vote if, at or prior to the time when any such alteration or change is to take effect, provision is made pursuant to "Redemption" above for the redemption of all shares of this Series at the time outstanding. Nothing in this paragraph shall require a class vote or consent in connection with the authorization, designation, increase, or issuance of any shares of any class or series of stock (including additional shares of this Series) that ranks junior to or on a parity with shares of this Series as to dividends and liquidation rights, or in connection with the authorization, designation, increase, or issuance of any bonds, mortgages, debentures, or other obligations of the Corporation.

                         CONVERSION PRIVILEGE AND PRICE

     The holders of shares of this Series shall have the right, at their option, to convert such shares into full-paid and nonassessable shares of Common Stock of the Corporation. Each share of this Series shall be convertible into 6 and 2/3rds share of Common Stock. See Adjustment of Conversion Ratio below.

     In case shares of this Series are called for redemption by the Corporation pursuant to "Redemption" above, the right to convert such shares shall cease and terminate at the close of business on the date fixed for redemption by the Corporation.

                              CONVERSION PROCEDURE

     In order to convert shares of this Series into Common Stock, the holder shall surrender at the office of any transfer agent for this Series designated for that purpose by the board of directors, or at any such other office as may be designated by the board of directors, the certificate or certificates therefor, duly endorsed or assigned to the Corporation or in blank, and shall give written notice to the Corporation at said office that he elects to convert such shares. No payment or adjustment shall be made upon any conversion on account of any dividends accrued on the shares of this Series surrendered for conversion or on account of any dividends on the Common Stock issued upon conversion.

     Shares of this Series shall be deemed to have been converted immediately prior to the close of business on the day of the surrender of such shares for conversion in accordance with the foregoing provisions and the person or persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Stock at such time. As promptly as practicable on or after the conversion date, the Company shall issue and shall deliver at said office a certificate or certificates for the number of full shares of Common Stock issuable upon such conver sion, together with a payment in lieu of any fraction of a share, as hereafter provided, to the person or persons entitled to receive the same.

     No fractional shares of Common Stock shall be issued upon conversion, but, instead of any fraction of a share that would otherwise be issuable, the Corporation shall pay a cash adjustment in respect of such fraction in an amount equal to the same fraction of the market price per share of Common Stock at the close of business on the day of conversion. The market value of a share of Common Stock shall be the last reported sale price on the American Stock Exchange on the last business day prior to the conversion date when the American Stock Exchange is open, or, if there is no reported sale on such day, the last reported closing bid price on the American Stock Exchange at the close of trading on that day. If the Common Stock is not then listed on the American Stock Exchange, the market value shall be the prevailing



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market value of the Common Stock on any other securities exchange or in the open market, as determined by the Corporation, which determination shall be conclusive.

     The Corporation will pay any and all documentary, stamp, or similar taxes that may be payable in respect of the issue or delivery of shares of Common Stock on conversion of shares of this Series. The Corporation shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of this Series so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax, or has established, to the satisfaction of the Corporation, that such tax has been paid.

     The Corporation shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Stock (or held in treasury), for the purpose of effecting the conversion of the shares of this Series, the full number of shares of Common Stock then deliverable upon the conversion of all shares of this Series then outstanding.

                         ADJUSTMENT OF CONVERSION RATIO

     If the Corporation subdivides or combines in a larger or smaller number of shares its outstanding shares of Common Stock, then the number of shares of Common Stock issuable upon the conversion of this Series shall be proportionally increased in the case of a subdivision and decreased in the case of a combination, effective in either case at the close of business on the date that the subdivision or combination becomes effective.

     If the Corporation is recapitalized, is consolidated with or merged into any other corporation, or sells or conveys to any other corporation all or substantially all of its property as an entity, provision shall be made as part of the terms of the recapitalization, consolidation, merger, sale, or conveyance so that the holders of this Series may receive, in lieu of the Common Stock otherwise issuable to them upon conversion of this Series, at the same conversion ratio, the same kind and amount or securities or assets as may be distributable upon the recapitalization, consolidation, merger, sale, or conveyance with respect to the Common Stock.

     If the Corporation at any time pays to the holders of its Common Stock a dividend in Common Stock, the number of shares of common stock issuable upon the conversion of Preferred Stock shall be proportionally increased, effective at the close of business on the record date for determination of the holders of the Common Stock entitled to the dividend.

     If the Corporation at any time pays any dividend or makes any distribution on its Common Stock in property (other than cash or Common Stock of the Corporation), then the number of shares of Common Stock issuable upon the conversion of this Series shall be equitably adjusted at the close of business on the record date for determination of the holders of the Common Stock entitled to said dividend or distribution.

     These adjustments shall be made successively if more than one of these events occurs. However, no adjustment in the conversion ratio of this Series into Common Stock shall be made by reason of:

          (a) the payment of a cash dividend on the Common Stock or on any other class of stock of the Corporation;



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          (b) the purchase, acquisition, redemption, or retirement by the
Corporation of any shares of common stock or of any other class of stock of the Corporation, except as provided above in connection with a subdivision or combination of the outstanding Common Stock of the Corporation;

          (c) the issuance, other than as provided above, of any shares of Common Stock, or of any securities of the Corporation convertible into common stock or into other securities of the Corporation, or of any rights, warrants or options to subscribe for or purchase shares of Common Stock or other securities of the Corporation.

                    NOTICE TO HOLDERS OF CERTAIN TRANSACTIONS

          The Corporation shall cause a notice to be mailed to the transfer agent or agents for this Series, and to the holders of record of shares of this Series at their respective addresses as the same shall appear on the books of the Corporation, in case of any transaction which would result in a change in the conversion formula.

                                 NO OTHER RIGHTS

          The shares of this Series shall not have any relative, participating, optional, or other special rights or powers other than as set forth above and in the Certificate of Incorporation of the Corporation, as amended.



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